Exhibit 10.1

July 4, 2026
Michael Vyvoda

Re:    Employment Terms

Dear Michael:

Enovix Corporation (the “Company”) is pleased to offer you the position of Chief Operating Officer reporting to the Chief Executive Officer (the “CEO”) subject to the terms and conditions provided herein effective as of the date you commence employment hereunder, which is expected to be on or around July 29, 2026 (the “Start Date”). Your base salary will be $440,000 (the “Base Salary”) which will be subject to adjustment pursuant to the Company’s employee compensation policies as may be in effect from time to time and periodic reviews, less payroll deductions and withholdings. You will be eligible for an annual discretionary bonus and your annual bonus target will be 60% of your Base Salary. The bonus payout will be based on achievement of specific performance goals and will be subject to the terms and conditions of the Enovix Bonus Plan specification, your continued employment through the payment date and approval by the Board of Directors (the “Board”).
Subject to approval by the Board and your continued employment, you will be granted restricted stock units (“RSUs”) having a combined total Fair Market Value (as defined in the Plan) of $4,000,000 as of the grant date. Each vested RSU constitutes the right to receive from the Company one share of the Company’s common stock.  The RSUs will be granted pursuant to the terms and conditions of the 2021 Equity Incentive Plan (the “Plan”), and related agreements and documents, to be provided to you, that will detail the terms and conditions related to the RSUs you will receive. Subject to Board approval, your grant agreement will include a four-year vesting schedule, under which twenty five percent (25%) of your RSUs will vest after twelve months of employment, with the remaining RSUs vesting quarterly thereafter, until either your RSUs are fully vested or your Continuous Service (as defined in the Plan) ends, whichever occurs first.
Subject to approval by the Board and your continued employment, you will also receive sign-on RSUs having a combined total Fair Market Value of $100,000 as of the grant date (the “Sign-on RSUs”). Each vested Sign-on RSU constitutes the right to receive from the Company one share of the Company’s common stock. The Sign-on RSUs will be granted pursuant to the terms and conditions of the Plan, and related agreements and documents, to be provided to you, that will detail the terms and conditions related to the Sign-on RSUs you will receive. Subject to Board approval, your grant agreement will include a vesting schedule, under which 100% of your Sign-on RSUs will vest on the date of grant. You agree that in the event your employment with the Company terminates either voluntarily or for Cause (as defined in the Plan), during the first year of your employment with the Company, 100% of the shares underlying the Sign-on RSUs, and if any of the shares have been sold, all of the pre-tax consideration you received upon the sale of such shares, will be immediately repayable by you to the Company.
1.Employment by the Company.
(a)Position. As noted, you will serve as the Company’s Chief Operating Officer.
(b)Duties. You will perform those duties and responsibilities as are customary for the position of Chief Operating Officer and as may be directed by the CEO, to whom you will report. Your primary
3501 W. Warren Blvd. | Fremont, CA 94538 | USA | www.enovix.com
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Letter to Michael Vyvoda

office location will be the Company’s offices in Fremont, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. Subject to the terms of this Agreement, the Company may modify your job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
(c)Outside Activities. Throughout your employment with the Company, you will devote substantially all of your working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods, provided, that may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company (or that is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company or otherwise any entity where such service could raise a conflict of interest; provided, however, that you may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.
2.Compensation and Benefits.
(a)Base Salary. As previously noted, you will be paid a Base Salary at the rate of $440,000 per year, less applicable payroll deductions and withholdings. Your Base Salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
(b)Employee Benefits. As a regular full-time employee, you will remain eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. Subject to the terms of this Agreement, the Company may change your compensation and benefits from time to time in its discretion, and you acknowledge that nothing herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any benefit plan or policy at any time without providing you notice, and the right to do so is expressly reserved.
(c)Annual Discretionary Bonus. You will also be eligible to earn an annual discretionary bonus and your annual bonus target will be 60% of your Base Salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. Subject to Sections 5(b) and 5(c) herein, the bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.
(d)Equity Compensation. As noted, subject to approval by the Board and your continued employment, you will be granted RSUs having a combined total Fair Market Value of $4,000,000 as of the grant date. Your grant agreement will include a four-year vesting schedule, under which twenty five percent (25%) of your RSUs will vest after twelve months of employment, with the remaining RSUs vesting quarterly thereafter, until either your RSUs are fully vested or your Continuous Service (as defined in the Plan) ends, whichever occurs first. You may be considered for additional equity awards under the Plan, as determined within the

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Letter to Michael Vyvoda

discretion of the Board. For purposes of this Agreement, “Equity Awards” shall mean all stock options, restricted stock and RSUs, and such other equity awards granted pursuant to the Plan, and any applicable agreements and grant notices.
As noted, subject to approval by the Board and your continued employment, you will also receive Sign-on RSUs having a combined total Fair Market Value of $100,000 as of the grant date. Each vested Sign-on RSU constitutes the right to receive from the Company one share of the Company’s common stock. The Sign-on RSUs will be granted pursuant to the terms and conditions of the Plan, and related agreements and documents, to be provided to you, that will detail the terms and conditions related to the Sign-on RSUs you will receive. Subject to Board approval, your grant agreement will include a vesting schedule, under which 100% of your Sign-on RSUs will vest on the date of grant. You agree that in the event your employment with the Company terminates either voluntarily or for Cause (as defined in the Plan), during the first year of your employment with the Company, 100% of the shares underlying the Sign-on RSUs, and if any of the shares have been sold, all of the pre-tax consideration you received upon the sale of such shares, will be immediately repayable by you to the Company.
(e)Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.
3.Confidential Information.
(a)Confidentiality Agreement. As a Company employee, you will be expected to continue to abide by Company rules and policies including those rules and policies regarding the protection of the Company’s confidential information. You will remain subject to the terms of the Employee Confidential Information and Inventions Assignment Agreement, which you are required to sign before you join the Company, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations (the “Confidentiality Agreement”), and which is incorporated herein by reference.
(b)Conflicting Obligations. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any information, materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
4.At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.
5.Severance.
(a)Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason (as defined herein), or the Company terminates your employment for Cause (as defined herein), or if either party terminates your employment as a

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Letter to Michael Vyvoda

result of your death or disability, you will receive your Base Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits as set forth herein, other than your rights to the vested portion of your equity interests and any other rights to which you are entitled under the Company’s benefit programs.
(b)Qualifying Termination Outside of a Change of Control. If, beginning at a point in time that is at least four (4) months after your start date as an employee, the Company terminates your employment without Cause (as defined herein, and provided that a termination due to your death or disability shall not constitute a termination without Cause), or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your satisfaction of the Severance Preconditions (as defined below), the Company will provide you with the following severance benefits (the “Severance Benefits”) based upon your title immediately prior to the time of the Qualifying Termination:
(i)Cash Severance. The Company will pay you, as cash severance, an amount equal to the number of months set forth on Appendix A (the “Severance Multiplier”) of your Base Salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Cash Severance”). The Cash Severance will be paid in installments in the form of continuation of your Base Salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than 60 days following your Separation from Service date, and shall be for any accrued Base Salary for the 60-day period plus the period from the 60th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.
(ii)COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum number of months as set forth on Appendix A (the “COBRA Months”) either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (i) the date upon which you obtain other coverage or (ii) the last day of the month that is the last full month of the number of COBRA Months following your Separation from Service date. You may, but are not obligated to, use such taxable monthly payments to pay for medical expenses.
(iii)Pro Rata Bonus. The Company will also pay you a prorated amount of your annual target bonus based upon your dates of employment during the calendar year in which your Separation of Service occurs, less standard payroll deductions and tax withholdings. This additional cash severance amount will be paid in a lump sum at the same time annual bonuses are paid to employees pursuant to Section 2(c).

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Letter to Michael Vyvoda

(iv)Accelerated Vesting. The Company shall accelerate vesting of the number of then-unvested shares subject to the Equity Awards that would have vested had your employment continued for an additional number of months as set forth on Appendix A (the “Vesting Months”) after the Separation from Service date, such that those number of shares shall be deemed immediately vested and (if applicable) exercisable as of your Separation from Service date.
(c)Qualifying Termination In Connection with A Change of Control. In the event of a Qualifying Termination that occurs within the 3 months preceding or the 12 months following the closing of a Change of Control (as defined herein), and provided such Qualifying Termination constitutes a Separation from Service, then subject to your satisfaction of the Severance Preconditions, and based upon your title immediately prior to the time of the Qualifying Termination, you shall be entitled to a Cash Severance as set forth in section 5(b)(i), a COBRA Severance as set forth in Section 5(b)(ii), a prorated amount of your annual target bonus as set forth in Section 5(b)(iii), accelerated vesting as provided in section 5(b)(iv) and, in addition, the Company shall accelerate the vesting of any remaining then-unvested shares subject to your Equity Awards (i.e., any shares that remain unvested after taking into account the accelerated vesting as provided in section 5(b)(iv)) such that the percentage of the remaining then-unvested shares as set forth on Exhibit A (the “Double Trigger Percentage”) shall be deemed immediately vested and (if applicable) exercisable as of your Separation from Service date (“Double Trigger Acceleration”). For the avoidance of doubt, and notwithstanding anything in section 5(b) to the contrary, your entitlement to the severance benefits provided in this section 5(c) is independent of the length of time of your employment with the Company.
(d)Severance Preconditions. Prior to and as a condition to your receipt of the Severance Benefits or Double Trigger Acceleration set forth in Sections 5(b) and 5(c) herein, you shall: (a) execute and deliver to the Company a release of claims in favor of and in a form acceptable to the Company (the “Release”) that becomes effective within the timeframe set forth therein, but not later than 60 days following your Separation from Service date (such latest permitted effective date, the “Release Deadline”); (b) continue to comply with the terms of this Agreement and the Confidentiality Agreement; and (c) return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, (collectively, the “Severance Preconditions”).
(e)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)Cause. For purposes of this Agreement, “Cause” for termination will mean your: (i) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) material breach of your duties to the Company; (iv) intentional damage to any property of the Company; (v) misconduct, or other violation of Company policy that causes harm to the Company; (vi) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (vii) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.
(ii)Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your Base Salary, which the parties agree is a reduction of at least 10% of your Base Salary (unless pursuant to a salary reduction program applicable

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Letter to Michael Vyvoda

generally to the Company’s similarly situated employees); (ii) a material reduction in your duties , provided, however, that a change in job position (including a change in title or reporting) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties, and provided further that a change in your duties due to the Company becoming a division, subsidiary or other similar part of a larger organization shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.
(iii)Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any payment hereunder (or any portion thereof) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event with respect to such payment (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
6.Compliance with Section 409A. It is intended that the Severance and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance or Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this

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Letter to Michael Vyvoda

Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance and Accelerated Vesting benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
7.Section 280G; Parachute Payments.
(a)Reduced Amount. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Section 409A. Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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Letter to Michael Vyvoda

(c)Process. Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 7 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(d)Payment Return. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 7(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
8.Dispute Resolution.
(a)Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
(b)Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims,

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Letter to Michael Vyvoda

including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
(c)Process. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.
(d)Injunctive Relief. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
9.Miscellaneous. This Agreement, together with your Confidentiality Agreement and any documents referenced herein, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements (or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
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Letter to Michael Vyvoda

Please sign and date this Agreement and return them to me if you wish to accept employment at the Company under the terms described above. I would be happy to discuss any questions that you may have about these terms.

Sincerely,

/s/ Raj Talluri                        7/8/2026
____________________________________
Raj Talluri
CEO, Enovix

Reviewed, Understood, and Accepted:

/s/ Michael Vyvoda                    7/5/2026

Michael Vyvoda                      Date

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Letter to Michael Vyvoda

Appendix A

Title	Severance Multiplier (Section 5(b)(i))	COBRA Months (Section 5(b)(ii))	Vesting Months (Section 5(b)(iv))	Double-Trigger Percentage (Section 5(c))
Chief Executive Officer	12	12	24	100%
Chief Operating Officer, Chief Financial Officer, Chief Legal Officer	9	9	18	75%

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